OLD MUTUAL FUNDS II

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated and effective as of November 19, 2007, is made and entered into by and between OLD MUTUAL FUNDS II, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and OLD MUTUAL CAPITAL, INC., a Delaware corporation (the “Investment Manager”).

WHEREAS, the Investment Manager has been appointed the investment manager of the series portfolios of the Trust identified on Schedule A, attached hereto, as may be amended from time to time (the “Funds”) pursuant to an Investment Management Agreement between the Trust, on behalf of the Funds, and the Investment Manager (the “Management Agreement”);

WHEREAS, the Trust and the Investment Manager desire to enter into the arrangements described herein relating to certain expenses of the Funds; and

WHEREAS, the Trust and the Investment Manager intend for this Agreement to comply with the Trust’s 18f-3 Plan and with the applicable provisions of the Investment Company Act of 1940 Act, as amended (“1940 Act”), and the Internal Revenue Code, as amended (the “Code”), particularly as the Code relates to preferential dividends.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

1.1       APPLICABLE EXPENSE LIMIT. The Investment Manager agrees to reimburse expenses incurred by each Class of the Funds to the extent necessary to limit Class Expenses (as defined in Section 1.2) (“Class Expense Limit”) and Fund Level Expenses (as defined in Section 1.2) (“Fund Expense Limit”) so that annual fund operating expenses (excluding (i) interest, taxes, brokerage costs and commissions, dividends on short sales and other expenditures which are capitalized in accordance with generally accepted accounting principles; and (ii) other extraordinary expenses not incurred in the ordinary course of a Fund’s business) (“Operating Expenses”) do not exceed the limits as set forth on Schedule A.

1.2       CLASS AND FUND LEVEL EXPENSES. “Class Expenses” are those Operating Expenses defined in the Trust’s 18f-3 Plan as class specific expenses and include fees paid under a Rule 12b-1 Plan; service fees; state Blue Sky registration fees; transfer agency and sub-transfer agency fees; and expenses and fees for preparing, printing and distributing prospectuses, statements of additional information, proxy statements and other shareholder communications. “Fund Level Expenses” are Operating Expenses other than Class Expenses.

1.3       METHOD OF COMPUTATION. To determine the Investment Manager’s liability with respect to the Expense Limit, each month the Class Expenses and Fund Expenses for each Class of the Funds shall be annualized as of the last day of the month. The Investment Manager shall reimburse or waive amounts in excess of the Class Expense Limit and/or Fund Expense Limit (“Excess Amount”) as follows:

(a)

The Investment Manager shall reimburse the Excess Amount of Class Expenses for such month for the affected Class of a Fund by an amount sufficient to reduce the annualized Class Expenses to an amount no higher than the Class Expense Limit; and

(b)

The Investment Manager shall then waive or reduce its Management Fee by the Excess Amount of Fund Level Expenses for such month for a Fund by an amount sufficient to reduce the annualized Fund Level Expenses to an amount no higher than the Fund Expense Limit. If the amount of the waived or reduced Management Fee for any such month is insufficient to pay the Excess Amount of Fund Level Expenses, the Investment Manager may also remit to a Fund an amount that, together with the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

1.4       YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that:

(a)	The amount of fees reimbursed pursuant to the Class Expense Limit with respect to the previous fiscal year shall equal the Excess Amount of the Class Expense for the previous fiscal year; and

(b)

The amount of fees reimbursed or Management Fees waived or reduced pursuant to a Fund Expense Limit with respect to the previous fiscal year shall equal the Excess Amount of the Fund Expense for the previous fiscal year.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

2.1       REIMBURSEMENT. The Investment Manager shall be entitled to reimbursement by a Fund of Class and/or Fund Expenses, in whole or in part as provided below:

(a)     The total amount of reimbursed Class Expenses to which the Investment Manager may be entitled (the “Class Expense Reimbursement”) shall equal, at any time:

(i)	The sum of all Class Expenses reimbursed by the Investment Manager to a Class of a Fund pursuant to Section 1 during the last three (3) fiscal years;

(ii)	Less any Class Expense Reimbursements previously paid by such Class of a Fund to the Investment Manager, pursuant to Sections 1.4(a) or 2.1 hereof; and

(iii)	Only if the Class Expenses of a Fund without regard to such Class Expense Reimbursement are at an annual rate less than the Class Expense Limit.

(b)     The total amount of reimbursed or waived Fund Level Expenses to which the Investment Manager may be entitled (the “Fund Expense Reimbursement”) shall equal, at any time:

(i)	The sum of all Fund Level Expenses reimbursed by the Investment Manager to a Fund pursuant to Section 1 during the last three (3) fiscal years;
(ii)	Less any Fund Expense Reimbursements previously paid by such Fund to the Investment Manager, pursuant to Sections 1.4(b) or 2.1 hereof; and

(iii)	Only if the Fund Level Expenses of a Fund without regard to such Fund Expense Reimbursement, are at an annual rate less than the Fund Expense Limit.

(c)        The Class and Fund Expense Reimbursement shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the reimbursement amount.

3.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall continue in effect until December 31, 2008 (“Initial Term”). The Agreement may be continued beyond the Initial Term only if agreed to in writing by both parties.

4.	MISCELLANEOUS.

4.1       CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2       INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of Delaware without reference to conflicts of law rules. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any

applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust, the Funds or the Classes.

4.3         DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the Management Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

OLD MUTUAL FUNDS II

On behalf of the series portfolios identified in Schedule A

By:	/s/ Robert T. Kelly
Name:	Robert T. Kelly
Title:	Treasurer

OLD MUTUAL CAPITAL, INC.

By:	/s/ Mark E. Black
Name:	Mark E. Black
Title:	Chief Financial Officer

SCHEDULE A

DATED NOVEMBER 19, 2007

TO

EXPENSE LIMITATION AGREEMENT

BETWEEN

OLD MUTUAL FUNDS II

AND

OLD MUTUAL CAPITAL, INC.

DATED NOVEMBER 19, 2007

	Class Expense Limit	Fund Expense Limit	Total Expense Limit

Old Mutual Advantage Growth Fund – Institutional Class	0.00%	1.00%	1.00%
Old Mutual Barrow Hanley Core Bond Fund – Institutional Class	0.00%	0.70%	0.70%
Old Mutual Discover Value Fund – Institutional Class	0.00%	1.17%	1.17%
Old Mutual Dwight High Yield Fund – Institutional Class	0.00%	0.80%	0.80%